Exhibit 3(i)

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

SOUTHWEST GAS HOLDINGS, INC.

John P. Hester and Karen S. Haller certify that:

1.	They are the President and Chief Executive Officer and the Senior Vice President/General Counsel and Corporate Secretary, respectively, of Southwest Gas Holdings, Inc., a California corporation.

2.	Article VIII of the Articles of Incorporation of this corporation is added to read in its entirety as follows:

“VIII.

No shareholder shall be entitled to cumulative voting rights as to any election of directors.”

3.	The foregoing amendment has been approved by the board of directors.

4.

The amendment has been approved by the required vote of shareholders in accordance with Sections 301.5, 902 and 903 of the California Corporations Code. The total number of outstanding shares of the corporation entitled to vote on the amendment was 47,607,819 shares of Common Stock. There are no outstanding shares of Preferred Stock of the corporation. There are no outstanding shares of Preference Stock of the corporation. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of Common Stock entitled to vote.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: October 17, 2017

/s/ John P. Hester
John P. Hester
President and Chief Executive Officer

/s/ Karen S. Haller
Karen S. Haller
Senior Vice President/General Counsel and
Corporate Secretary

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